Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related prospectus of Cherokee Inc. dated June 23, 2015 and to the incorporation by reference therein of our reports dated April 16, 2015, with respect to the consolidated financial statements of Cherokee Inc., and the effectiveness of internal control over financial reporting of Cherokee Inc., included in its Annual Report (Form 10-K) for the year ended January 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

June 23, 2015